Exhibit 99.1

NEWS RELEASE	NEO: SHWZ
FOR IMMEDIATE RELEASE	OTCQX: SHWZ

SCHWAZZE SIGNS DEFINITIVE DOCUMENTS

TO ACQUIRE ASSETS OF SUCELLUS, MANAGE ASSETS OF EVEREST,

A PROMINENT NEW MEXICO CANNABIS OPERATOR

Announced Acquisition to Increase Schwazze’s New Mexico Retail Store Count to 32

Transaction Provides Expanded Coverage Throughout State

DENVER, CO – April 25, 2023 – Medicine Man Technologies, Inc., operating as Schwazze, (OTCQX: SHWZ) (NEO: SHWZ) ("Schwazze" or the “Company"), announced that it has signed definitive documents to acquire certain assets of Sucellus, LLC, pursuant to which the Company will manage Everest Apothecary, Inc., a New Mexico not-for-profit corporation (“Everest”). The proposed transaction includes retail dispensaries, cultivation, and manufacturing facilities.

The consideration for the proposed acquisition is US$38M and will be paid in a combination of cash, a four-year seller note and Company common stock. The acquisition is expected to close in the second quarter of 2023, upon receipt of approval from the New Mexico Regulation and Licensing Department.

Established in 2016, Everest is a New-Mexico-based licensed medical and recreational cannabis provider that consists of 14 dispensaries, one cultivation facility and one manufacturing plant. The dispensaries are located in Albuquerque, Santa Fe, Las Cruces, Los Lunas, Sunland Park, Belen, and Texico. Everest’s approximately 16,000 square feet of cultivation and 8,500 square foot manufacturing facility are located in Albuquerque.

This acquisition increases the Company’s retail consumer base and furthers Schwazze’s growth efforts in the New Mexico market, which upon transaction closing will bring the Company’s total number of New Mexico dispensaries to 32 with over 450 Schwazze employees.

“This planned acquisition shows our commitment to the Company’s super-regional cannabis growth strategy to go deep in select markets,” said Nirup Krishnamurthy, President of Schwazze. “The Everest brand is a perfect complement to our existing retail brand in New Mexico, R. Greenleaf. Each serves a unique demographic, and we will continue to operate both retail banners in the state. By utilizing Schwazze’s operating playbook, we fully intend to support the Everest team and its customers by delivering outstanding service, great selection and quality products throughout the state of New Mexico.”

Since April 2020, Schwazze has acquired, opened, or announced the planned acquisition of 60 cannabis retail dispensaries (bannered as Star Buds, Emerald Fields, R. Greenleaf, Standing Akimbo, and Everest) as well as eight cultivation facilities and three manufacturing plants across Colorado and New Mexico. In May 2021, Schwazze announced its Biosciences division, and in August 2021, it commenced home delivery services in Colorado.

About Schwazze

Schwazze (OTCQX: SHWZ) (NEO: SHWZ) is building a premier vertically integrated regional cannabis company with assets in Colorado and New Mexico and will continue to take its operating system to other states where it can develop a differentiated regional leadership position. Schwazze is the parent company of a portfolio of leading cannabis businesses and brands spanning seed to sale. The Company is committed to unlocking the full potential of the cannabis plant to improve the human condition.

Schwazze is anchored by a high-performance culture that combines customer-centric thinking and data science to test, measure, and drive decisions and outcomes. The Company's leadership team has deep expertise in retailing, wholesaling, and building consumer brands at Fortune 500 companies as well as in the cannabis sector. Schwazze is passionate about making a difference in our communities, promoting diversity and inclusion, and doing our part to incorporate climate-conscious best practices.

Medicine Man Technologies, Inc. was Schwazze’s former operating trade name. The corporate entity continues to be named Medicine Man Technologies, Inc. Schwazze derives its name from the pruning technique of a cannabis plant to enhance plant structure and promote healthy growth. To learn more about Schwazze, visit www.Schwazze.com.

Forward-Looking Statements

This press release contains "forward-looking statements." Such statements may be preceded by the words "may," "will," "could," "would," "should," "expect," "intends," "plans," "strategy," "prospects," "anticipate," "believe," "approximately," "estimate," "predict," "project," "potential," "continue," "ongoing," or the negative of these terms or other words of similar meaning in connection with a discussion of future events or future operating or financial performance, although the absence of these words does not necessarily mean that a statement is not forward-looking. Forward-looking statements are not guarantees of future events or performance, are based on certain assumptions, and are subject to various known and unknown risks and uncertainties, many of which are beyond the Company's control and cannot be predicted or quantified. Consequently, actual events and results may differ materially from those expressed or implied by such forward-looking statements. Such risks and uncertainties include, without limitation, risks and uncertainties associated with (i) regulatory limitations on our products and services and the uncertainty in the application of federal, state, and local laws to our business, and any changes in such laws; (ii) our ability to manufacture our products and product candidates on a commercial scale on our own or in collaboration with third parties; (iii) our ability to identify, consummate, and integrate anticipated acquisitions; (iv) general industry and economic conditions; (v) our ability to access adequate capital upon terms and conditions that are acceptable to us; (vi) our ability to pay interest and principal on outstanding debt when due; (vii) volatility in credit and market conditions; (viii) the loss of one or more key executives or other key employees; and (ix) other risks and uncertainties related to the cannabis market and our business strategy. More detailed information about the Company and the risk factors that may affect the realization of forward-looking statements is set forth in the Company's filings with the Securities and Exchange Commission (SEC), including the Company's Annual Report on Form 10-K and its Quarterly Reports on Form 10-Q. Investors and security holders are urged to read these documents free of charge on the SEC's website at http://www.sec.gov. The Company assumes no obligation to publicly update or revise its forward-looking statements as a result of new information, future events or otherwise except as required by law.

Investors Joanne Jobin Investor Relations joanne.jobin@schwazze.com 647.964.0292	Media Julie Suntrup, Schwazze Vice President | Corporate Marketing & Brands julie.suntrup@schwazze.com 720.572.7087

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